Exhibit 99.2

FAQs about NBCUniversal’s Acquisition of Dreamworks Animation

On April 28, 2016, NBCUniversal, a division of Comcast Corporation (NASDAQ: CMCSA), announced the acquisition of DreamWorks Animation (NASDAQ: DWA). The studio will become part of the Universal Filmed Entertainment Group, which includes Universal Pictures, Fandango, and NBCUniversal Brand Development.

Comcast Corporation is providing the following information to help address some general questions regarding the transaction.

1.	What are DreamWorks Animation’s key assets and capabilities – what are you buying?

DreamWorks Animation operates 4 segments with many valuable assets and capabilities.

Film:

•	Animation studio with franchises such as Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon

•	Library of 32 films

TV:

•	Production studio

•	Fast-growing global business built on a few large output deals (largely SVOD) with third-party platforms

•	Classic Media library with over 400 titles/characters including Where’s Waldo, Casper, Lassie, Frosty and Rudolph The Red-nosed Reindeer

Consumer Products:

•	Licensing-based business: monetizes IP created through successful film/TV series via toys and other consumer products

New Media:

•	Includes a digital studio that primarily produces short-form content distributed via mobile platforms

2.	What is the strategic rationale for this transaction?

Dreamworks Animation is widely recognized for its creativity and depth of intellectual property. This is a great opportunity to strengthen NBCUniversal’s film animation business, build its consumer products business, expand its theme park attractions, and enhance its position in the kids TV space.

3.	Is there a reverse break up fee?

Yes, there is a $200 million reverse break up fee related to receiving antitrust approval.

4.	How does Comcast view the valuation?

Under terms of the agreement, DreamWorks Animation stockholders will receive $41 in cash for each share of Dreamworks Animation common stock which implies a $3.8 billion equity value based on a fully-diluted share count and a $4.1 billion enterprise value (inclusive of the assumption of debt). Including reasonable expectations for additional revenue opportunities and operating efficiencies which will be realized over time, Comcast believes that the acquisition price represents a high single digit operating cash flow multiple - a fair price for an iconic business, with great assets, low capital intensity, and future growth.

5.	Does the acquisition impact Comcast’s plan to repurchase $5 billion worth of shares in 2016?

No, Comcast is committed to repurchasing $5 billion of its common shares in 2016.

6.	What approvals are required to close the transaction?

The DOJ and FTC will need to determine between themselves as to which agency reviews the transaction from an antitrust perspective. This transaction does not require FCC approval. In addition to the U.S., merger control filings will also be required in certain foreign jurisdictions. The agreement has been approved by the boards of directors of DreamWorks Animation and Comcast, and the controlling shareholder of DreamWorks Animation has approved the agreement by written consent.